EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere and KOGAS Sign 20-Year LNG
Sale and Purchase Agreement

▪	KOGAS signs SPA that commences with the third train at Sabine Pass

▪	KOGAS contracts for approximately 3.5 million tonnes per annum of LNG

▪	Cheniere has now completed commercial contracts for four trains at Sabine Pass

Houston, Texas - January 30, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), has entered into a liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with Korea Gas Corporation (“KOGAS”) under which KOGAS has agreed to purchase approximately 3.5 million tonnes per annum (“mtpa”) of LNG upon the commencement of train three operations.

Under the SPA, KOGAS will purchase LNG on an FOB basis for a purchase price indexed to the monthly Henry Hub price plus a fixed component. LNG will be loaded onto KOGAS's vessels. The SPA has a term of twenty years commencing upon the date of first commercial delivery for train three, and an extension option of up to ten years. Deliveries from train three are expected to occur as early as 2017. The SPA is subject to certain conditions precedent, including but not limited to Sabine Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the second phase of the liquefaction project.

“KOGAS is our fourth foundation customer and we have now sold 16 mtpa of the 18 mtpa being developed at the Sabine Pass LNG terminal. KOGAS is a strong addition to our portfolio of customers as it is the largest LNG importer in the world and the dominant gas provider for the Republic of Korea, a nation that is soon to become a Free Trade Nation with the U.S.” said Charif Souki, Chairman and CEO. “We look forward to finalizing all necessary steps in order to begin construction of the first phase of our project early this year and more importantly, to becoming the first LNG exporter in the Continental U.S.”

KOGAS was incorporated by the Korean government in 1983 to engage in the development, production and distribution of liquefied natural gas. KOGAS has since grown to become the world's largest LNG importer and is the Republic of Korea's dominant gas provider. KOGAS operates three LNG terminals and a nationwide pipeline network that spans over 2,739km. KOGAS imports LNG from around the world and supplies it to power generation plants, gas-utility companies and city gas companies throughout the country. It produces and supplies natural gas, purifies and sells gas-related by-products, builds and operates production facilities and distribution networks, and explores, imports and exports natural gas for domestic and overseas markets. KOGAS received the sovereign credit rating of A1 and A, the highest credit rating ever given to a Korean company by Moody's and S&P. KOGAS is actively developing new technologies, expanding its scope of businesses, and participating in foreign projects in its efforts to realize its goal of becoming a leading integrated energy company in the world.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe). Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. As currently contemplated, the Sabine Pass Liquefaction project (“Liquefaction Project”) is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa. The Liquefaction Project is expected to be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. The first phase will include two liquefaction trains. In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the first phase of the project with Bechtel Oil, Gas and Chemicals, Inc. Sabine Liquefaction has also entered into two long-term customer sale and purchase agreements for 7.7 mtpa of LNG volumes, which are expected to underpin the financing of the first two trains. The customers are BG Gulf Coast LNG, LLC (“BG”) for 4.2 mtpa under the Amended and Restated SPA and Gas Natural Fenosa for 3.5 mtpa. Commencement of construction for the first phase is subject, but not limited to, regulatory approvals and Cheniere Partners making a final investment decision. For the second phase of the Liquefaction Project, Cheniere has contracted SPAs with KOGAS for 3.5 mtpa, GAIL (India) Ltd. for 3.5 mtpa and BG for an additional 1.3 mtpa of LNG volumes under the Amended and Restated SPA. Commencement of construction for the second phase is subject, but not limited to, entering into an EPC contract, regulatory approvals and Cheniere Partners making a final investment decision. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Target Date
Milestone	Phase 1	Phase 2
■ DOE export authorization	Received	Received
■ Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- KOGAS		3.5 mtpa
■ EPC contract	Complete	4Q12
■ Financing commitments	1Q12	1Q13
■ FERC construction authorization	1Q12	1Q12
■ Commence construction	2012	2013
■ Commence operations	2015/2016	2017/2018

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business (iv) statements regarding the business operations and prospects of third parties, and (v) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Investors: Christina Cavarretta, 713-375-5104
Media : Diane Haggard, 713-375-5259